                                                                            EX-2

================================================================================

                          AGREEMENT AND PLAN OF MERGER



                          dated as of February 25, 1999



                                      among



                              BANCWEST CORPORATION,



                                BANK OF THE WEST



                                       and



                               SIERRAWEST BANCORP

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                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I     THE MERGER.....................................................2
      1.1     Effective Time of the Merger...................................2
      1.2     Closing........................................................2
      1.3     Effects of the Merger..........................................2
      1.4     Alternative Structure..........................................2

ARTICLE II    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF
              CERTIFICATES...................................................3
      2.1     Effect on Capital Stock of the Constituent Corporations........3
              (a) Cancellation of Treasury Stock.............................3
              (b) Conversion of SierraWest Common Stock......................3
              (c) BW Common Stock............................................4
              (d) BC Capital Stock...........................................4
      2.2     No Further Ownership Rights in SierraWest Common Stock.........4
      2.3     Fractional Shares..............................................4
      2.4     Surrender of Shares of SierraWest Common Stock.................5
      2.5     Adjustments....................................................6
      2.6     Options........................................................6

ARTICLE III   REPRESENTATIONS AND WARRANTIES.................................7
      3.1     Representations and Warranties of SierraWest...................7
              (a) Organization, Standing and Power...........................7
              (b) Capital Structure; Ownership of BC Common Stock............8
              (c) Authority; No Violation....................................9
              (d) Financial Statements..................................... 11
              (e) SierraWest SEC Documents................................. 11
              (f) SierraWest Information Supplied.......................... 12
              (g) Compliance with Applicable Laws.......................... 12
              (h) Litigation............................................... 13
              (i) Taxes.................................................... 13
              (j) Certain Agreements....................................... 15
              (k) Benefit Plans............................................ 16
              (l) Subsidiaries............................................. 18
              (m) Agreements with Bank or Other Regulators................. 18
              (n) Absence of Certain Changes or Events..................... 18
              (o) Undisclosed Liabilities.................................. 18
              (p) Governmental Reports..................................... 19
              (q) Environmental Liability.................................. 19
              (r) Properties............................................... 20
              (s) Transactions with Affiliates............................. 20
              (t) Brokers or Finders....................................... 21
              (u) Intellectual Property.................................... 21

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              (v) Pooling of Interests..................................... 21
              (w) Opinion of Financial Advisor............................. 21
              (x) Rights Agreement; Anti-takeover Provisions............... 21
              (y) Community Reinvestment Act Compliance.................... 21
              (z) Year 2000 Readiness...................................... 22
              (aa)Dissenters' Rights....................................... 22
              (ab)Insurance................................................ 22
              (ad)Restrictions on Investments.............................. 24
              (ae)No Brokered Deposits..................................... 24
              (af)Derivatives Contracts; Structured Notes; Etc............. 24
      3.2     Representations and Warranties of BC......................... 25
              (a) Organization, Standing and Power......................... 25
              (b) Capital Structure........................................ 25
              (c) Authority; No Violation.................................. 26
              (d) Financial Statements..................................... 27
              (e) BC SEC Documents......................................... 28
              (f) BC Information Supplied.................................. 28
              (g) Compliance with Applicable Laws.......................... 29
              (h) Litigation............................................... 29
              (i) Subsidiaries............................................. 29
              (j) Agreements with Bank Regulators.......................... 30
              (k) Absence of Certain Changes or Events..................... 30
              (l) Undisclosed Liabilities.................................. 30
              (m) Governmental Reports..................................... 30
              (n) Pooling of Interests..................................... 31
              (o) Vote Required............................................ 31
              (p) Brokers or Finders....................................... 31
              (q) Community Reinvestment Act Compliance.................... 31
              (r) Year 2000 Readiness...................................... 31

ARTICLE IV    COVENANTS RELATING TO CONDUCT OF BUSINESS.................... 32
      4.1     Covenants of SierraWest...................................... 32
      4.2     Covenants of BC.............................................. 35

ARTICLE V     ADDITIONAL AGREEMENTS........................................ 36
      5.1     Regulatory Matters........................................... 36
      5.2     Access to Information........................................ 37
      5.3     SierraWest Shareholders' Meeting............................. 38
      5.4     No Solicitations............................................. 38
      5.5     Legal Conditions............................................. 38
      5.6     Employee Benefit Plans....................................... 39
      5.7     Indemnification; Directors' and Officers' Insurance.......... 40
      5.8     Additional Agreements........................................ 42
      5.9     Fees and Expenses............................................ 42
      5.10    Cooperation.................................................. 42
      5.11    Affiliates................................................... 42
      5.12    Stock Exchange Listing....................................... 43

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      5.13    Advice of Changes............................................ 43
      5.14    Subsequent Interim and Annual Financial Statements;
              Certain Reports.............................................. 43
      5.15    Dissenters' Rights........................................... 43

ARTICLE VI    CONDITIONS PRECEDENT......................................... 43
      6.1     Conditions to Each Party's Obligation........................ 43
              (a) Shareholder Approval..................................... 43
              (b) Other Approvals.......................................... 43
              (c) No Injunctions or Restraints............................. 44
              (d) NYSE Listing............................................. 44
              (e) S-4...................................................... 44
              (f) Pooling.................................................. 44
      6.2     Conditions to Obligations of BC.............................. 44
              (a) Representations and Warranties........................... 44
              (b) Performance of Obligations............................... 44
              (c) Corporate Action......................................... 45
              (d) Tax Opinion.............................................. 45
              (e) SierraWest Rights Agreement.............................. 45
              (f) Burdensome Condition..................................... 45
              (g) SAS 71 Review Letters.................................... 45
              (h) Bank Merger.............................................. 45
              (i) No Dissenters' Rights.................................... 46
      6.3     Conditions to Obligations of SierraWest...................... 46
              (a) Representations and Warranties........................... 46
              (b) Performance of Obligations............................... 46
              (c) Tax Opinion.............................................. 46
              (d) Corporate Action......................................... 46

ARTICLE VII   TERMINATION AND AMENDMENT.................................... 46
      7.1     Termination.................................................. 46
      7.2     Effect of Termination........................................ 49
      7.3     Amendment.................................................... 49
      7.4     Extension; Waiver............................................ 49

ARTICLE VIII  GENERAL PROVISIONS........................................... 50
      8.1     Nonsurvival of Representations and Warranties................ 50
      8.2     Notices...................................................... 50
      8.3     Interpretation............................................... 51
      8.4     Counterparts................................................. 51
      8.5     Entire Agreement No Third Party Beneficiaries; Rights of
              Ownership.................................................... 51
      8.6     Governing Law; Consent to Jurisdiction....................... 52
      8.7     Severability................................................. 52
      8.8     Assignment................................................... 52
      8.9     Publicity.................................................... 53

Exhibit A:    Form of Stock Option Agreement
Exhibit B:    Form of Agreement of Merger

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                            Index of Defined Terms

Affiliate....................................................................9
Agreement....................................................................1
Agreement of Merger..........................................................2
Average BC Closing Price.....................................................4
Average BC Starting Price...................................................48
Bank Merger..................................................................1
Bank Regulators.............................................................12
BC...........................................................................1
BC Class A Common Stock.....................................................25
BC Disclosure Schedule......................................................26
BC Permits..................................................................29
BC Preferred Stock..........................................................25
BC Ratio....................................................................48
BC SEC Reports..............................................................28
BC Stock Plans..............................................................25
BC Common Stock..............................................................4
Benefit Plans...............................................................16
BHC Act......................................................................7
BIF..........................................................................7
Burdensome Condition........................................................45
Business Day.................................................................2
BW...........................................................................1
Change in Control...........................................................40
Closing......................................................................2
Closing Date.................................................................2
Code.........................................................................1
Confidentiality Agreement...................................................37
Consents....................................................................43
Constituent Corporations.....................................................2
CRA.........................................................................22
Derivatives Contract........................................................24
Determination Date..........................................................48
DPC Shares...................................................................3
Effective Time...............................................................2
Environmental Laws..........................................................19
ERISA.......................................................................16
Exchange Act................................................................11
Exchange Agent...............................................................5
Exchange Ratio...............................................................4
FDIC.........................................................................7
Federal Reserve.............................................................10
FFIEC.......................................................................22
Final Index Price...........................................................49
GAAP........................................................................11

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Governmental Entity.........................................................10
HSR Act.....................................................................10
Indemnified Liabilities.....................................................41
Indemnified Parties.........................................................40
Index.......................................................................49
Index Ratio.................................................................48
Initial Index Price.........................................................49
Injunction..................................................................44
Litigation..................................................................13
material.....................................................................7
material adverse effect......................................................7
Merger.......................................................................1
NYSE.........................................................................5
OREO........................................................................23
PBGC........................................................................17
person.......................................................................9
Preferred Lender............................................................13
Proxy Statement.............................................................10
Representatives.............................................................38
Requisite Regulatory Approvals..............................................44
S-4.........................................................................27
SAS 71......................................................................45
SBA.........................................................................12
SBA Act.....................................................................13
SEC..........................................................................8
Securities Act..............................................................11
SFAS No. 5...................................................................7
SierraWest...................................................................1
SierraWest Benefit Plans....................................................16
SierraWest Certificates......................................................5
SierraWest Common Stock......................................................1
SierraWest Consolidated Financial Statements................................11
SierraWest Disclosure Schedule...............................................8
SierraWest Intellectual Property............................................21
SierraWest KSOP Plan........................................................18
SierraWest Option............................................................6
SierraWest Permits..........................................................12
SierraWest Preferred Stock...................................................8
SierraWest Rights Agreement.................................................21
SierraWest SEC Reports......................................................11
SierraWest Shareholder Approval..............................................9
SierraWest Shareholders' Meeting............................................12
SierraWest Stock Option Plans................................................6
SierraWest's Current Premium................................................41
Significant Subsidiary.......................................................8
State Banking Approvals.....................................................10

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State Takeover Approvals....................................................10
Stock Option Agreement.......................................................1
Subsidiary...................................................................7
Surviving Corporation........................................................2
SWB..........................................................................1
SWB Preferred Stock..........................................................8
SWB Common Stock.............................................................1
Takeover Proposal...........................................................38
tax.........................................................................14
Tax return..................................................................14
taxable.....................................................................14
taxes.......................................................................14
trading day..................................................................5
Transaction Agreements.......................................................8
Trust Account Shares.........................................................3
Violation...................................................................10
Year 2000 Ready.............................................................22



                                    -vi-
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      AGREEMENT AND PLAN OF MERGER dated as of February 25, 1999 (this
"Agreement") among BANCWEST CORPORATION, a Delaware corporation ("BC"), BANK OF THE WEST, a California state-chartered bank and a wholly-owned subsidiary of BC ("BW"), and SIERRAWEST BANCORP, a California corporation ("SierraWest").

      WHEREAS, SierraWest is the beneficial and record owner of 4,116,597 shares of the issued and outstanding common stock, no par value per share (the "SWB Common Stock"), of SierraWest Bank, a California state-chartered bank ("SWB"), constituting all of the issued and outstanding shares of SWB Common Stock;

      WHEREAS, the Boards of Directors of BC and BW have approved this Agreement, declared it advisable and deem it advisable and in the best interests of the stockholders of BC and BW to consummate the transactions provided for herein in which, inter alia, SierraWest would merge with and into BW (the "Merger");

      WHEREAS, the Board of Directors of SierraWest has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the shareholders of SierraWest to consummate the Merger;

      WHEREAS, it is the intention of the parties that the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger shall be accounted for as a "pooling of interests";

      WHEREAS, it is the intention of the parties that immediately after the consummation of the Merger, SWB shall be merged with and into BW (the "Bank Merger") and the resulting bank, which shall be BW, shall continue as a wholly-owned Subsidiary (as defined herein) of BC;

      WHEREAS, the Boards of Directors of BC and SierraWest have each determined that the Merger, the Bank Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals; and

      WHEREAS, as a condition and inducement to BC's and BW's willingness to enter into this Agreement, BC and SierraWest are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A hereto (the "Stock Option Agreement") pursuant to which SierraWest has granted to BC an option to purchase shares of the Common Stock, no par value, of SierraWest (the "SierraWest Common Stock") constituting 19.9% of the presently outstanding shares of SierraWest Common Stock.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


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                                   ARTICLE I

                                  THE MERGER

      1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger shall become effective upon the occurrence of the filing of an agreement of merger in substantially the form of Exhibit B hereto (the "Agreement of Merger") with the Secretary of State of the State of California, or at such time thereafter as is provided in the Agreement of Merger (the "Effective Time").

      1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on the fifth Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94104, or at such other location as is agreed to in writing by the parties hereto. As used in this Agreement, "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California.

      1.3   Effects of the Merger.

      (a) At the Effective Time (i) SierraWest shall be merged with and into BW and the separate corporate existence of SierraWest shall cease, (ii) the Articles of Incorporation of BW as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of BW as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of BW at the Effective Time shall be the directors of the Surviving Corporation (except that BC and BW shall take all necessary action to appoint two representatives of SierraWest, mutually acceptable to BC and SierraWest, to serve on the Surviving Corporation's board of directors for a period of two years after the Effective
Time), such directors to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (v) the officers of BW immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      (b) As used in this Agreement, "Constituent Corporations" shall mean each of BC, BW and SierraWest, and "Surviving Corporation" shall mean BW, at and after the Effective Time, as the surviving corporation in the Merger.

      (c) At and after the Effective Time, the Merger will have the effects set forth in the California Corporations Code.

      1.4 Alternative Structure. Notwithstanding anything contained in this Agreement to the contrary, BC may specify, for any reasonable business, tax or regulatory purpose, that, before the Merger, BC, BW, SierraWest and SWB shall enter into transactions other than

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those described herein in order to effect the purposes of this Agreement, and the parties hereto shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such specification may (a) materially and adversely affect the timing of the consummation of the transactions contemplated herein or (b) adversely affect the economic benefits, the form of consideration or the tax effect of the Merger to the holders of SierraWest Common Stock.

      1.5 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither BC nor SierraWest by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

                                  ARTICLE II

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                    CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1 Effect on Capital Stock of the Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of SierraWest or BW capital stock:

            (a) Cancellation of Treasury Stock. All shares of SierraWest that are owned directly or indirectly by BC or SierraWest or any of their respective Subsidiaries (other than shares of SierraWest Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of BC Common Stock (as hereinafter defined) which are similarly held, whether held directly or indirectly by BC or SierraWest or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of SierraWest Common Stock held by BC or SierraWest or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of SierraWest Common Stock, and shares of BC Common Stock which are similarly held, whether held directly or indirectly by BC or SierraWest or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of BC or other consideration shall be delivered in exchange therefor. All shares of BC Common Stock that are owned by SierraWest or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall continue to be owned by a Subsidiary of BC.

            (b) Conversion of SierraWest Common Stock. Subject to Sections 2.3,
      2.5 and 7.1(h), each of the shares of SierraWest Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted

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

      into the right to receive 0.82 shares (the "Exchange Ratio") of fully paid and nonassessable shares of Common Stock, $1.00 par value per share (the "BC Common Stock"), of BC. All such shares of SierraWest Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of BC Common Stock into which such SierraWest Common Stock has been converted and, if applicable, the right to receive cash in lieu of fractional shares as provided in Section 2.3 hereof. Certificates previously representing shares of SierraWest Common Stock shall be exchanged for certificates representing whole shares of BC Common Stock issued in consideration therefor (and, if applicable, cash in lieu of fractional shares as provided in Section 2.3 hereof) upon the surrender of such certificates.

            (c) BW Common Stock. Each of the issued and outstanding shares of the capital stock of BW immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. No capital stock of BW will be issued or used in the Merger.

            (d) BC Capital Stock. At and after the Effective Time, each share of BC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of BC and shall not be affected by the Merger.

      2.2 No Further Ownership Rights in SierraWest Common Stock. All shares of BC Common Stock issued upon conversion of shares of SierraWest Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of SierraWest Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of SierraWest of the shares of SierraWest Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of SierraWest Common Stock are presented to BC for any reason, they shall be cancelled and, if applicable, exchanged as provided in this Article II.

      2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BC Common Stock shall be issued to holders of shares of SierraWest Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of BC Common Stock (after taking into account all shares of SierraWest Common Stock held at the Effective Time by such holder) shall receive, at the time of surrender of the certificates representing such holder's SierraWest Common Stock, an amount in cash equal to the Average BC Closing Price (as defined herein), multiplied by the fraction of a share of BC Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. As used herein, the term "Average BC Closing Price" means the average of the

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closing prices of BC Common Stock on the New York Stock Exchange (the "NYSE")
for the 20 consecutive trading days ending on the Determination Date (as defined in Section 7.1(h)(iii) hereof), rounded to four decimal places, whether or not trades occurred on those days (subject to adjustment as provided below and provided that if no trades of BC Common Stock shall occur on a given trading day the closing price thereof on the next preceding day when a trade shall have occurred shall be deemed to be the closing price on such day for the purposes hereof). The term "trading day" shall mean a day on which trading generally takes place on the NYSE and on which trading in BC Common Stock has not been halted or suspended. In the event BC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to the BC Common Stock between the date of this Agreement and the Effective Time, appropriate adjustments will be made to the Average BC Closing Price of BC Common Stock.

      2.4 Surrender of Shares of SierraWest Common Stock.

      (a) Prior to the Effective Time, BC shall appoint American Stock Transfer & Trust Company, New York, New York or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to SierraWest and BC, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the BC Common Stock which are to be issued pursuant to Section 2.1, and at and after the Effective Time, BC shall issue and deliver to the Exchange Agent certificates representing the shares of BC Common Stock, as shall be required to be delivered to holders of shares of SierraWest Common Stock pursuant to Section 2.1 hereof. As soon as practicable after the Effective Time, each holder of shares of SierraWest Common Stock converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more SierraWest share certificates (the "SierraWest Certificates") for cancellation, will be entitled to receive a certificate representing the number of shares of BC Common Stock determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.3.

      (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of BC Common Stock after the Effective Time will be paid to persons entitled to receive such certificates for shares of BC Common Stock until such persons surrender their SierraWest Certificates. Upon surrender of such SierraWest Certificate, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of BC Common Stock as to which the record date and payment date occurred on or after the Effective Time and on or before the date of surrender.

      (c) If any certificate for shares of BC Common Stock is to be issued in a name other than that in which the SierraWest Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of BC Common Stock in a name other than the registered holder of the SierraWest Certificate surrendered, or such persons shall establish to the satisfaction of BC and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

      (d) All dividends or distributions, and any cash to be paid in lieu of fractional shares pursuant to Section 2.3, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered SierraWest Certificates representing shares of SierraWest Common Stock and unclaimed at the end of one year from the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to BC, and after such time any holder of a SierraWest Certificate who has not surrendered such SierraWest Certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to BC for payment or delivery of such dividends or distributions or cash, as the case may be.

      (e) Neither BC nor the Surviving Corporation shall be liable to any holder of SierraWest Common Stock for such shares (or dividends or distributions thereon) or cash payable in lieu of fractional shares pursuant to Section 2.3 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.5 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of BC Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted and BC shall give SierraWest prompt written notice of the declaration of the record date with respect thereto.

      2.6 Options. At the Effective Time, each option granted by SierraWest to purchase shares of SierraWest Common Stock (each a "SierraWest Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of SierraWest Common Stock and shall be converted automatically into an option to purchase shares of BC Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the SierraWest 1988 Non-Qualified Stock Option Agreement and 1996 Stock Option Plan, the California Community Bancshare Corporation 1993 Stock Option Plan, as amended and restated March 19, 1996, and the Continental Pacific Bank 1990 Amended Stock Option Plan, each as amended to date (collectively, the "SierraWest Stock Option Plans") and the agreements evidencing grants thereunder, including but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the consummation of the Merger as and to the extent required by such plans and agreements): (a) the number of shares of BC Common Stock to be subject to the new option shall be equal to the product of the number of shares of SierraWest Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of BC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (b) the exercise price per share of BC Common Stock under the new option shall be equal to the exercise price per share of SierraWest Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. In the case of any options which are "incentive stock options" (as defined in section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to SierraWest shall be deemed to be references to BC.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of SierraWest. SierraWest represents and warrants to BC and BW as follows:

      (a) Organization, Standing and Power. SierraWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). SWB is a wholly-owned Subsidiary of SierraWest and is a California banking association chartered under the laws of the State of California. The deposit accounts of SWB are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. SierraWest and each of its Subsidiaries, including SWB, is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on SierraWest. The Articles of Incorporation and By-laws of each of SierraWest, and each other Subsidiary of SierraWest, copies of which were previously made available to BC, are true, complete and correct. The minute books of SierraWest and its Subsidiaries which have been made available to BC contain a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders. As used in this Agreement, (i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
(x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole and (iii) the term "material adverse effect" means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5 ("SFAS No. 5")) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to (1) any action or omission by SierraWest or BC or any Subsidiary of either of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby or (2) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, but only to the extent set forth in Section 3.1(a) of the SierraWest Disclosure Schedule (as defined herein), with respect to SierraWest), or (y) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis. A "Significant Subsidiary" means any Subsidiary of a person that would constitute a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The term "Transaction Agreements" shall mean this Agreement, the Stock Option Agreement and the Agreement of Merger. The term "to best knowledge of" any person means the actual knowledge of such person after reasonable inquiry under all the circumstances.

      (b)   Capital Structure; Ownership of BC Common Stock.

            (i) The authorized capital stock of SierraWest consists of 10,000,000 shares of SierraWest Common Stock, 9,800,000 shares of preferred stock, no par value, and 200,000 shares of preferred stock series A, no par value (such classes of preferred stock, collectively, the "SierraWest Preferred Stock") of which (A) as of February 24, 1999, 5,324,074 shares of SierraWest Common Stock were outstanding (none having been issued thereafter except from the exercise of SierraWest Options) and
      (B) as of the date hereof, no shares of SierraWest Preferred Stock are outstanding. All outstanding shares of SierraWest Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

            (ii) The authorized capital stock of SWB consists of 10,000,000 shares of SWB Common Stock of which 4,116,597 shares are outstanding. All outstanding shares of SWB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

            (iii) Except for this Agreement and the Stock Option Agreement and except as set forth in Section 3.1(b)(iii) of the disclosure schedule of SierraWest delivered to BC on the date hereof (the "SierraWest Disclosure Schedule"), (A) there are no options, warrants, calls, rights, commitments or agreements of any character to which SierraWest or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating SierraWest or any of its Subsidiaries or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SierraWest or any of its Subsidiaries or obligating SierraWest or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of SierraWest or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of SierraWest or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of SierraWest or any of its Subsidiaries (or any interest therein). Except as set forth in Section 3.1(b)(iii) of the SierraWest Disclosure Schedule, there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of or (y) otherwise with respect to the affairs of, SierraWest or any of its Subsidiaries. As used in this Agreement, the term "Affiliate" means, as to any person, a person which controls, is controlled by or is under common control with such person. The term "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            (iv) Neither SierraWest nor any of its Subsidiaries or, to SierraWest's best knowledge (without inquiry), its Affiliates, beneficially owns, directly or indirectly, any shares of capital stock of BC, securities of BC convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is SierraWest or any of such Subsidiaries or Affiliates a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of BC or any such other securities, options, warrants or other rights.

      (c) Authority; No Violation.

            (i) SierraWest has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SierraWest, other than the approval of this Agreement by the holders of a majority of the outstanding shares of SierraWest Common Stock (the "SierraWest Shareholder Approval"). The SierraWest Shareholder Approval is the only vote of any class or series of SierraWest capital stock necessary to approve this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements have been duly executed and delivered by SierraWest and (assuming due authorization, execution and delivery by BC and BW) constitute the valid and binding obligations of SierraWest, enforceable against it in accordance with their terms. SWB has full corporate power and authority to consummate the Bank Merger.

            (ii) Except as set forth in Section 3.1(c)(ii) of the SierraWest Disclosure Schedule, the execution and delivery by SierraWest of this

      Agreement and the other Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the articles of incorporation or by-laws or comparable organizational documents of SierraWest or any Subsidiary of SierraWest, or
      (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, SierraWest Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SierraWest or any Subsidiary of SierraWest or its properties or assets, which Violation, in the case of clause (y), individually or in the aggregate, would have a material adverse effect on SierraWest.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to SierraWest or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by SierraWest of the transactions contemplated hereby or thereby, the failure to make or obtain which would have a material adverse effect on SierraWest or on the ability of SierraWest to perform its obligations hereunder or thereunder on a timely basis, or on BC's ability to own, possess or exercise the rights of an owner with respect to the business and assets of SierraWest and its Subsidiaries, except for (A) the filing of applications and notices with the FDIC under the Bank Merger Act and, if required, the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and approval of same, (B) the filing by SierraWest with the SEC of a proxy statement in definitive form relating to the meeting of SierraWest's shareholders to be held to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (C) the filing of applications with the California State Department of Financial Institutions and such other applications, filings, authorizations, orders and approvals as may be required under the banking laws of other states or jurisdictions, and approval thereof (collectively, the "State Banking Approvals") and pursuant to any applicable state takeover laws ("State Takeover Approvals"), (D) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required, (E) the filing with the Secretary of State of the State of California of the Agreement of Merger, and (F) the filing of a notice with the Department of Financial Institutions of the State of Nevada.

      (d) Financial Statements. SierraWest has previously delivered to BC copies of (a) the consolidated statements of financial condition of SierraWest and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported (except in respect of such consolidated financial statements as at the end of and for the fiscal year 1998) in SierraWest's Annual Reports on Form 10-K for the relevant fiscal years filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the report of Deloitte & Touche LLP, independent auditors with respect to SierraWest (except for the consolidated financial statements as at and for the year ended December 31, 1998 which, as of the date hereof, are not accompanied by such report) (the consolidated financial statements of SierraWest and its Subsidiaries referred to in this sentence being hereinafter sometimes referred to as the "SierraWest Consolidated Financial Statements"). Each of the financial statements referred to in this Section 3.1(d) (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 5.14 hereof will fairly present (subject, in the cases of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of SierraWest and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 5.14 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 5.14 will be, prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of SierraWest and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions.

      (e) SierraWest SEC Documents. SierraWest has made available to BC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SierraWest with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 1997 (as such documents have since the time of their filing been amended, the "SierraWest SEC Reports"), which are all the documents (other than preliminary material and reports required pursuant to Section 13 (g) of the Exchange Act) that SierraWest was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the SierraWest SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SierraWest SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SierraWest included in the SierraWest SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (as defined hereinafter) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of SierraWest and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended.

      (f) SierraWest Information Supplied. None of the information supplied or to be supplied by SierraWest for inclusion or incorporation by reference in the Proxy Statement relating to the meeting of the shareholders (the "SierraWest Shareholders' Meeting") of SierraWest at which the SierraWest Shareholder Approval will be sought or for inclusion in the S-4 (as defined herein) will, at the date of mailing to shareholders of SierraWest and at the time of the SierraWest Shareholders' Meeting, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the SierraWest Shareholders' Meeting which has become false or misleading. The Proxy Statement (except for such portions thereof furnished in writing to SierraWest by BC or any Subsidiary of BC as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

      (g) Compliance with Applicable Laws. SierraWest and its Subsidiaries hold, and at all relevant times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of SierraWest and its Subsidiaries, taken as a whole (the "SierraWest Permits"). SierraWest and its Subsidiaries are in compliance and have complied with the terms of the SierraWest Permits, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on SierraWest. The businesses of SierraWest and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on SierraWest. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators") or by the United States Small Business Administration (the "SBA"), no investigation by any Governmental Entity with respect to SierraWest or any of its Subsidiaries is pending or threatened, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the SierraWest Permits. Without limiting the generality of the foregoing provisions of this Section 3.1(g), SierraWest and its Subsidiaries are in compliance with and have been in compliance with any applicable federal or state insurance or securities law, or other rule, regulation, guidelines or policy statements of any Governmental Entity, as to all insurance and/or securities products offered or sold by SierraWest or its Subsidiaries for its own account or the account of others, including but not limited to annuity products. SWB is approved to conduct operations as a "Preferred Lender" by the SBA under the Small Business Administration Act of 1953 (the "SBA Act") and the SBA's rules and regulations at each of its offices except for those offices listed in Section 3.1(g) of the SierraWest Disclosure Schedule. All loans originated by SWB under the SBA's loan guarantee program have been originated in full compliance with the rules and regulations of the SBA and the SBA Act except to the extent that any noncompliance would not be reasonably likely to result in a material adverse effect with respect to SierraWest. Neither SierraWest nor any of its Subsidiaries has received any notice from the SBA which calls into question SierraWest and its Subsidiaries' compliance with the rules and regulations of the SBA in any respect. Except as described in Section 3.1(g) of the SierraWest Disclosure Schedule, the SBA has not given to SierraWest or any of its Subsidiaries notice that it will not honor its guarantee with respect to any loan originated by any of them which loan is on the books of SierraWest or its Subsidiaries as of the date hereof or is the subject of any securitization heretofore consummated.

      (h) Litigation. Except as set forth in Section 3.1(h) of the SierraWest Disclosure Schedule, there is no suit, action, proceeding, arbitration or investigation ("Litigation") pending to which SierraWest or any Subsidiary of SierraWest is a party or by which any of such persons or their respective assets may be bound or, to the best knowledge of SierraWest, threatened against or affecting SierraWest or any Subsidiary of SierraWest, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on SierraWest or on the ability of SierraWest to perform its obligations under this Agreement or the Stock Option Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SierraWest or any Subsidiary of SierraWest.

      (i) Taxes. SierraWest and each of its Subsidiaries have timely filed all tax returns required to be filed by any of them and all such tax returns are correct and complete in all material respects. SierraWest and each of its Subsidiaries have timely paid (or SierraWest has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements that have been delivered to BC reflect an adequate reserve (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities) for all taxes accrued but not yet due and owing, by SierraWest and its Subsidiaries accrued through the date of such financial statements. SierraWest and its Subsidiaries file tax returns in all jurisdictions where required to file tax returns. No material deficiencies for any taxes have been proposed, asserted or assessed against SierraWest or any of its Subsidiaries that are not adequately reserved for (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities). Except as set forth in Section 3.1(i) of the SierraWest Disclosure
Schedule: (i) there are no liens with respect to taxes upon any of the assets or properties of SierraWest and its Subsidiaries, other than with respect to taxes not yet due and payable, (ii) no material issue relating to taxes of SierraWest and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date nor to the best knowledge of SierraWest does any basis exist for the raising of any such issue, (iii) SierraWest and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations, (iv) as of the Closing Date, none of SierraWest nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by SierraWest or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SierraWest or any of its Subsidiaries by reason of Section 280G of the Code, (vi) SierraWest and its Subsidiaries have collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations for all periods for which the statute of limitations has not expired, (vii) neither SierraWest nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (viii) none of SierraWest nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) has any liability for the taxes of any person (other than the members of such current group) under Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative, environmental, any taxes imposed under Subchapter H of Chapter I of Subtitle A of the Code, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. As used in this Agreement, the term "Tax return" shall mean any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof. Neither SierraWest nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

      (j) Certain Agreements. Section 3.1(j) of the SierraWest Disclosure Schedule sets forth a listing of all of the following contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which SierraWest or any of its Subsidiaries is a party or by or to which SierraWest or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $25,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of SierraWest or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SierraWest of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where SierraWest or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to SierraWest or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by SierraWest or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which SierraWest or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting SierraWest or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring SierraWest or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by SierraWest or any of its Subsidiaries, or the direct or indirect guaranty by SierraWest or any of its Subsidiaries of any obligation for, or an agreement by SierraWest or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of SierraWest or any of its Subsidiaries in respect of indebtedness of any other person, and (ix) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract required to be filed by SierraWest pursuant to Item 601(b)(10) of Regulation S-K of the SEC. There have been delivered or made available to BC true and complete copies of all of the contracts and other agreements set forth in Section 3.1(j) of the SierraWest Disclosure Schedule or in any other Section of the SierraWest Disclosure Schedule. Except as set forth in Section 3.1(j) of the SierraWest Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of SierraWest or its Subsidiaries, as the case may be, and to the best knowledge of SierraWest, each other party thereto, enforceable in accordance with its terms. Neither SierraWest nor any Subsidiary of SierraWest has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of SierraWest or any of its Subsidiaries or (to the best knowledge of SierraWest) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would have, individually or in the aggregate, a material adverse effect on SierraWest.

      (k)   Benefit Plans.

            (i) Section 3.1(k) of the SierraWest Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, multiemployer plans (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee stock ownership, retirement, profit sharing and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and whether formal or informal, oral or written (all the foregoing being herein called "Benefit Plans"), that are sponsored or are being maintained or contributed to, or required to be contributed to, by SierraWest or any of its Subsidiaries (the "SierraWest Benefit Plans"). No SierraWest Benefit Plan is a multiemployer plan or is subject to a collective bargaining agreement.

            (ii) With respect to each SierraWest Benefit Plan, SierraWest has delivered to BC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement or other funding instrument;
      (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by SierraWest or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any SierraWest Benefit Plan; and (D) except as described in Section 3.1(k) of the SierraWest Disclosure Schedule, for the two most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

            (iii) (A) Each SierraWest Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each SierraWest Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any SierraWest Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (D) neither SierraWest nor any other party has engaged in a prohibited transaction which could subject SierraWest or any of its Subsidiaries, or the Surviving

      Corporation to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (E) no event has occurred and no condition exists that could subject SierraWest or any of its Subsidiaries, or the Surviving Corporation, either directly or by reason of any such entity's affiliation with any member of any such entity's Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, liability or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (F) all insurance and Pension Benefit Guaranty Corporation ("PBGC") premiums required to be paid with respect to SierraWest Benefit Plans through the Closing Date have been or will be paid prior thereto and adequate reserves will have been provided for on SierraWest's consolidated statement of financial condition as of the month end immediately prior to the Closing Date for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (G) all contributions required to be made prior to the Closing Date under the terms of each SierraWest Benefit Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves will have been provided for on SierraWest's consolidated statement of financial condition as of the month end immediately prior to the Closing Date for all benefits attributable to service on or prior to the Closing Date; (H) no SierraWest Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and (including, but not limited to the voting of any securities held pursuant to a SierraWest Benefit Plan) Code section 412 (whether or not waived); and (I) the consummation of this Agreement will not result in a nonexempt prohibited transaction or a breach of fiduciary duty under ERISA.

            (iv) Except as set forth in Section 3.1(k)(iv) of the SierraWest Disclosure Schedule, with respect to each of the SierraWest Benefit Plans which is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Plan shall be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

            (v) Except as set forth on Section 3.1(k)(v) of the SierraWest Disclosure Schedule, no SierraWest Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any employee of SierraWest or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. The aggregate amount of payments due from SierraWest under all such contracts and the amount due under each such contract, at the Effective Time, are as set forth in the schedule included in Section 3.1(k)(v) of the SierraWest Disclosure Schedule. None of such payments will constitute an "excess parachute" payment within the meaning of Code section 280G.

            (vi) Prior to the Effective Time, the SierraWest KSOP Plan, as amended (the "SierraWest KSOP Plan"), shall be terminated in a manner which will permit distribution of all participant and beneficiary accounts held thereunder.

      (l) Subsidiaries. Section 3.1(l) of the SierraWest Disclosure Schedule lists all the Subsidiaries of SierraWest. SierraWest owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by SierraWest or by another of its Subsidiaries are fully paid and nonassessable and are owned by SierraWest or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Neither SierraWest nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of SierraWest, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).

      (m) Agreements with Bank or Other Regulators. Except as set forth in
Section 3.1(m) of the SierraWest Disclosure Schedule, neither SierraWest nor any Subsidiary of SierraWest is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator or the SBA or the U.S. Department of Agriculture which restricts materially the conduct by SierraWest and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, loan underwriting or documentation or management, nor has SierraWest or any such Subsidiary been advised by any Bank Regulator or the SBA or the U.S. Department of Agriculture that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

      (n) Absence of Certain Changes or Events. Since September 30, 1998, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations or prospects of SierraWest or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on SierraWest. Except as set forth in
Section 3.1(n) of the SierraWest Disclosure Schedule, since September 30, 1998, SierraWest and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither SierraWest nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required BC's consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has SierraWest or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

      (o) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against in the consolidated statement of financial condition at December 31, 1998 of SierraWest referred to in Section 3.1(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998 and which are not material to SierraWest and its Subsidiaries taken as a whole, none of SierraWest or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or would have, a material adverse effect on SierraWest. Without limiting the generality of the foregoing, neither SierraWest nor any Subsidiary has any liabilities (whether or not required to be accrued or disclosed under SFAS No. 5) relating to or arising from its securitizations of SBA guaranteed loans except as described in Section 3.1(o) of the SierraWest Disclosure Schedule. No agreement pursuant to which any loans or other assets have been or will be sold by SierraWest or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by SierraWest or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause SierraWest or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against SierraWest or its Subsidiaries.

      (p) Governmental Reports. SierraWest and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(p) of the SierraWest Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of SierraWest and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of SierraWest, investigation into the business or operations of SierraWest or any of its Subsidiaries since January 1, 1995. Except as set forth in Section 3.1(p) of the SierraWest Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of SierraWest or any of its Subsidiaries.

      (q) Environmental Liability. Except as set forth in Section 3.1(q) of the SierraWest Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that is reasonably likely to result in the imposition, on SierraWest or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the best knowledge of SierraWest, threatened, against SierraWest or any of its Subsidiaries, which liability or obligation, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on SierraWest. To the best knowledge of SierraWest, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be reasonably likely to have a material adverse effect on SierraWest. Except as set forth in Section 3.1(q) of the SierraWest Disclosure Schedule, to the best knowledge of SierraWest, during or prior to the period of (i) the ownership by SierraWest or any of its Subsidiaries of any of their respective current properties, (ii) the participation by SierraWest or any of its Subsidiaries in the management of any property, or (iii) the holding by SierraWest or any of its Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on SierraWest. Neither SierraWest nor any Subsidiary of SierraWest or SWB is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would be reasonably likely to have a material adverse effect on SierraWest.

      (r) Properties. Except as set forth in Section 3.1(r) of the SierraWest Disclosure Schedule, SierraWest or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the SierraWest Consolidated Financial Statements as being owned by SierraWest or one of its Subsidiaries or acquired after the date thereof which are material to the business of SierraWest on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of SWB securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the SierraWest Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the best knowledge of SierraWest, the lessor. Except as set forth in Section 3.1(r) of the SierraWest Disclosure Schedule, all real properties owned by SierraWest or any of its Subsidiaries are owned in accordance with all requirements of applicable rules, regulations and policies of the Bank Regulators.

      (s) Transactions with Affiliates. Except as set forth on Section 3.1(s) of the SierraWest Disclosure Schedule and except for those arrangements, contracts, agreements or transactions which either (A) involve per annum payments by SierraWest and its Subsidiaries of less than $25,000 individually or $100,000 in the aggregate or (B) are terminable by SierraWest or such Subsidiary on 30 days or less notice with no financial penalty, (i) since December 31, 1996, none of SierraWest or any of its Subsidiaries has engaged in any business arrangement or relationship with any of its Affiliates and (ii) there are no, and since December 31, 1996, there have not been, any, liabilities, contracts or other agreements or other transactions between SierraWest or any of its Subsidiaries, on the one hand, and any of its Affiliates or any officer, director or employee of any such Affiliate, on the other hand.

      (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for NationsBanc Montgomery Securities LLC, whose fees and expenses will be paid by SierraWest in accordance with SierraWest's agreement with such firm (a copy of which agreement has been delivered to BC prior to the date of this Agreement).

      (u) Intellectual Property. Except as set forth in Section 3.1(u) of the SierraWest Disclosure Schedule, SierraWest and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "SierraWest Intellectual Property") necessary to carry on their business substantially as currently conducted, except for such SierraWest Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on SierraWest. Neither SierraWest nor any such Subsidiary has received any notice of infringement of or conflict with, and, to SierraWest's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any SierraWest Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on SierraWest.

      (v) Pooling of Interests. As of the date of this Agreement, SierraWest has no reason (in respect to matters pertaining to SierraWest existing as of the date hereof or expected to exist as of the Closing Date) to believe that SierraWest will not qualify for a pooling of interests treatment for accounting purposes under GAAP as presently in effect.

      (w) Opinion of Financial Advisor. SierraWest has received the written opinion of NationsBanc Montgomery Securities LLC, dated February 25, 1999, to the effect that, as of such date, subject to the limitations and conditions contained therein, the consideration to be received by the holders of SierraWest Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

      (x) Rights Agreement; Anti-takeover Provisions. SierraWest has taken all action so that the entering into of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Agreement between SierraWest and American Stock Transfer & Trust Co. dated January 16, 1996, as amended January 29, 1998 and February 25, 1999 (the "SierraWest Rights Agreement") or enable or require the rights thereunder to be exercised, distributed or triggered. The Board of Directors of SierraWest has taken all necessary action so that the provisions of Section 1203 of the California Corporations Code (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of SierraWest's Articles of Incorporation do not and will not apply to this Agreement and the other Transaction Agreements, or the transactions contemplated hereby or thereby.

      (y) Community Reinvestment Act Compliance. SWB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA") and has received a CRA rating of "satisfactory" from the FDIC in its most recent examination, and SierraWest has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in SWB failing to be in substantial compliance with such provisions or having its current rating lowered.

      (z) Year 2000 Readiness. SierraWest has a plan and organization in place to minimize any material adverse effect caused by the failure of any system, equipment or product which is material to its operations or financial condition to be Year 2000 Ready (as defined below). Such plan addresses, at a minimum, the issues set forth in the statement of the Federal Financial Institutions Examination Council ("FFIEC"), dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as well as any other statements of the FFIEC related to the Year 2000, as such issues might affect SierraWest and its Subsidiaries. SierraWest has provided to BC a complete and accurate copy of the plan, which includes SierraWest's Year 2000 organization and an estimate of anticipated associated costs. SierraWest is using its best efforts to implement such plan, which includes seeking assurances from its vendors and suppliers that such vendors' and suppliers' products and services which are material to its operations are Year 2000 Ready, replacing any material products and services supplied by such vendors or suppliers which are not Year 2000 Ready with new products and services which are Year 2000 Ready, and/or working with such vendors and suppliers to achieve Year 2000 Readiness with respect to such material products and services. Such plan shall also establish procedures to evaluate, manage and mitigate Year 2000-related risks to SierraWest posed by SierraWest's material customers who may not themselves be Year 2000 Ready. Neither SierraWest nor its Subsidiaries have received, or expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3
(SUP), dated March 4, 1998). As used herein, the term "Year 2000 Ready" shall mean that the functionality and the performance of any system or piece of equipment will not be materially adversely affected as a result of the date change for any date on or after January 1, 2000, including leap year calculations, and that, to the extent applicable to normal operating specifications, the system or equipment will in all material respects accurately accept, store, retrieve, calculate, compare and otherwise process dates of January 1, 2000 and later.

      (aa) Dissenters' Rights. The SierraWest Common Stock is included on the list of OTC margin stocks maintained by the Federal Reserve and therefore the holders of such shares shall not be entitled to have their shares treated as "dissenting shares" under Section 1300 of the California Corporations Code by reason of the Merger unless demands for payment shall be filed with respect to 5% or more of the outstanding shares of such class.

      (ab) Insurance. SierraWest has previously delivered to BC a list identifying all insurance policies maintained on behalf of SierraWest and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of SierraWest or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of SierraWest and its Subsidiaries are in full force and effect, SierraWest and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion and neither SierraWest nor any of its Subsidiaries have received notice that any of such material claims have been or will be denied. The insurance policies and bonds maintained by SierraWest and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to SierraWest and its Subsidiaries. Since December 31, 1997, there has not been any damage to, destruction of, or loss of any assets of SierraWest and its Subsidiaries (whether or not covered by insurance) that could have a material adverse effect on SierraWest. Neither SierraWest nor any SierraWest Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither SierraWest nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and SierraWest has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of SierraWest or any SierraWest Subsidiary.

      (ac)  Loans and Other Assets.

      (i) SierraWest has disclosed to BC prior to the date hereof the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by SierraWest or any of its Subsidiaries that have been classified by any Bank Regulator, SierraWest's independent auditors, or the management of SierraWest or any Subsidiary of SierraWest as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and will have disclosed to BC prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date. All such assets or portions thereof classified "Loss" or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. SierraWest regularly reviews and appropriately classifies its and its Subsidiaries' loans and other assets in accordance with all applicable legal and regulatory requirements and GAAP. SierraWest has disclosed to BC the amounts and identities of all other real estate owned ("OREO") that have been classified as such as of the date hereof by SierraWest's independent auditors, management or any Bank Regulator and will have disclosed to BC prior to the Closing Date all such terms which will be so classified hereafter and prior to the Closing Date. As of the date hereof and the Closing Date, the recorded values of all OREO on the books of SierraWest and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. SierraWest and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO including but not limited to taxes, maintenance and repairs as required by GAAP.

      (ii) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of SierraWest and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to SierraWest (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as previously disclosed to BC in Section 3.1(ac)(ii) of the SierraWest Disclosure Schedule or reserved for in the consolidated statement of financial condition of SierraWest as of December 31, 1998 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. SierraWest and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of SierraWest and its Subsidiaries.

      (ad) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the ordinary course of business, none of the investments reflected in the consolidated statement of financial condition of SierraWest as of December 31, 1998 referred to in Section 3.1(d), and none of the investments made by SierraWest and its Subsidiaries since December 31, 1998, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of SierraWest or its Subsidiaries freely to dispose of such investment at any time.

      (ae) No Brokered Deposits. Except as described in Section 3.1(ae) of the SierraWest Disclosure Schedule, as of the date hereof, neither SierraWest nor any of its Subsidiaries now has any "brokered deposits" as such deposits are defined by applicable regulations of the FDIC as of the date hereof.

      (af) Derivatives Contracts; Structured Notes; Etc. Except as set forth in
Section 3.1(af) of the SierraWest Disclosure Schedule, neither SierraWest nor any Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that
(1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of their banking business, consistent with safe and sound banking practices and regulatory guidance, and with counterparties reasonably believed by SierraWest to be financially responsible. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of SierraWest or one of its Subsidiaries and to the best knowledge of SierraWest, each of the other counterparties thereto, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. SierraWest and each of its Subsidiaries and to the best knowledge of SierraWest, each of the other counterparties thereto, have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a material adverse effect on SierraWest.

      (ag) Labor Matters. Neither SierraWest nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject to a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      3.2 Representations and Warranties of BC. BC represents and warrants to SierraWest as follows:

      (a) Organization, Standing and Power. BC is a bank holding company registered under the BHC Act and organized under the laws of the State of Delaware. Each of BW and First Hawaiian Bank ("FHB") is a wholly-owned Subsidiary of BC and each is a banking corporation organized under the laws of the State of California in the case of BW and the State of Hawaii in the case of FHB. The deposit accounts of BC's bank Subsidiaries are insured by the BIF or the Savings Association Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of BC and its Significant Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on BC. The Certificate of Incorporation and By-laws of BC, copies of which were previously made available to SierraWest, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

      (b)   Capital Structure.

            (i) As of the date hereof, the authorized capital stock of BC consists of 200,000,000 shares of BC Common Stock, 75,000,000 shares of Class A Common Stock, par value $1.00 per share (the "BC Class A Common Stock") and 50,000,000 shares of preferred stock, par value $1.00 per share ("BC Preferred Stock"). As of February 19, 1999 (A) 31,572,627 shares of BC Common Stock were outstanding, 1,203,129 shares of BC Common Stock were reserved for issuance upon the exercise of outstanding stock options or awards under incentive plans (such plans or programs, collectively, the "BC Stock

      Plans"), and 1,617,747 shares of BC Common Stock were held by BC in its treasury or by its Subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a Subsidiary of BC acts as investment advisor, that in any such case are beneficially owned by third parties); (B) 25,814,768 shares of BC Class A Common Stock were outstanding and (C) no shares of BC Preferred Stock were outstanding. All outstanding shares of BC Common Stock and BC Class A Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. At the Effective Time, the BC Common Stock to be issued hereunder will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

            (ii) Except as set forth in Section 3.2(b) of the disclosure schedule of BC delivered to SierraWest on the date hereof (the "BC Disclosure Schedule") or as disclosed in the BC SEC Reports (as defined herein) heretofore filed with the SEC prior to the date of this Agreement, as of the date of this Agreement, except for this Agreement, (A) there are no options, warrants, calls, rights, commitments or agreements of any character to which BC or any of its Subsidiaries is a party or by which any of them are bound obligating BC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BC or of its Subsidiaries or obligating BC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of BC or of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of BC or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of BC or any of its Subsidiaries (or any interest therein). Except as set forth in
      Section 3.2(b) of the BC Disclosure Schedule or as disclosed in the BC SEC Reports (as defined herein) filed with the SEC prior to the date of this Agreement, there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (i) in the election of directors or officers of or (ii) otherwise with respect to the affairs of, BC of any of its Subsidiaries.

      (c) Authority; No Violation.

            (i) BC and BW have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BC and BW. This Agreement and the other Transaction Agreements have been duly executed and delivered by BC and BW and (assuming due authorization, execution and delivery by SierraWest) constitute the valid and binding obligations of BC and BW, enforceable against BC and BW in accordance with their terms.

            (ii) The execution and delivery by BC and BW of this Agreement and the other Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not result in any Violation pursuant to (x) any provision of the Certificate of Incorporation or By-laws or comparable organizational documents of BC, BW or any other Significant Subsidiary of BC, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BC, BW or any other Significant Subsidiary of BC or their respective properties or assets which Violation (in the case of clause
      (y)), individually or in the aggregate, would have a material adverse effect on BC.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to BC, BW or any other Subsidiary of BC in connection with the execution and delivery by BC and BW of this Agreement and the other Transaction Agreements or the consummation by BC and BW of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on BC, or on BC's ability to own, possess or exercise the rights of an owner with respect to its Subsidiaries, except for (A) the filing of applications and notices with the FDIC under the Bank Merger Act and, if required, the Board of Governors of the Federal Reserve under the BHC Act and approval of same,
      (B) the filing by BC with the SEC of a registration statement on Form S-4 (the "S-4") with respect to the BC Common Stock issuable pursuant hereto,
      (C) the State Banking Approvals and any applicable State Takeover Approvals, (D) approval for listing upon official notice of issuance on the NYSE of the BC Common Stock issuable pursuant hereto, (E) notices under the HSR Act, if required (F) compliance with applicable state blue sky laws, (G) the filing with the Secretary of State of the State of California of the Agreement of Merger, and (H) the filing of a notice with the Department of Financial Institutions of the State of Nevada.

      (d) Financial Statements. BC has previously delivered to SierraWest copies of (a) the consolidated balance sheets of BC and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported (except in respect of such financial statements as at the end of and for the fiscal year 1998) in BC's Annual Reports on Form 10-K for the relevant fiscal years filed with the SEC under the Exchange Act, in each case accompanied by the report of PricewaterhouseCoopers L.L.P. or its predecessors, independent auditors with respect to BC. Each of the financial statements referred to in this Section 3.2(d) (including the related notes, where applicable) fairly present, and the consolidated financial statements referred to in Section 5.14 hereof will fairly present (subject, in the cases of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of BC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 5.14 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
5.14 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of BC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions.

      (e) BC SEC Documents. BC has made available to SierraWest a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by BC with the SEC (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 1997 (as such documents have since the time of their filing been amended, the "BC SEC Reports"), which are all the documents (other than preliminary material and reports required pursuant to Section 13 (g) of the Exchange Act) that BC was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the BC SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BC SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BC included in the BC SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of BC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended.

      (f) BC Information Supplied. None of the information supplied or to be supplied by BC for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to SierraWest's shareholders and at the time of the SierraWest Shareholders' Meeting, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the SierraWest Shareholders' Meeting which has become false or misleading. The S-4 (except for such portions thereof furnished in writing to BC by SierraWest or any Subsidiary of SierraWest as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

      (g) Compliance with Applicable Laws. BC and its Subsidiaries hold, and at all times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of BC and its Subsidiaries, taken as a whole (the "BC Permits"). BC and its Subsidiaries are in compliance and have complied with the terms of the BC Permits and all applicable laws and regulations, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on BC. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement, the businesses of BC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on BC. Except as described in Section 3.2(g) of the BC Disclosure Schedule and except for routine examinations by Bank Regulators, to the best knowledge of BC, no investigation by any Governmental Entity with respect to BC or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, would not have a material adverse effect on BC, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the BC Permits.

      (h) Litigation. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement or as listed in Section 3.2(h) of the BC Disclosure Schedule, there is no Litigation pending or, to the best knowledge of BC, threatened, against or affecting BC or any Subsidiary of BC which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on BC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BC or any Subsidiary of BC having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

      (i) Subsidiaries. Exhibit 21 to BC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the Significant Subsidiaries of BC as of the date of this Agreement except for BW and its Subsidiaries which were acquired by BC on November 1, 1998. The Subsidiaries of BW as of the date hereof are as listed in Section 3.2(i) of the BC Disclosure Schedule. BC owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Significant Subsidiary (other than directors' qualifying shares, if any). Except as provided in any provision of applicable state law in the case of Significant Subsidiaries of BC that are state chartered banks, all of the shares of capital stock of each of the Significant Subsidiaries held by BC or by another Subsidiary of BC are fully paid and nonassessable and are owned by BC or a Subsidiary of BC free and clear of any claim, lien or encumbrance.

      (j) Agreements with Bank Regulators. Except as set forth in Section 3.2(j) of the BC Disclosure Schedule, neither BC nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by BC and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has BC or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

      (k) Absence of Certain Changes or Events. Except as disclosed in the BC SEC Reports filed prior to the date of this Agreement and except as set forth in
Section 3.2(k) of the BC Disclosure Schedule, since September 30, 1998, (i) there has not been any change, or any event involving a prospective change, in the business, financial condition, results of operations or prospects of BC or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on BC, (ii) BC and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, and (iii) neither BC nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required SierraWest's consent pursuant to Section 4.2 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has BC or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

      (l) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against in the consolidated balance sheet at December 31, 1998 of BC referred to in Section 3.2(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998 and which are not material to BC and its Subsidiaries taken as a whole, none of BC or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or would have, a material adverse effect on BC.

      (m) Governmental Reports. BC and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in
Section 3.2(m) of the BC Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of BC and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of BC, investigation into the business or operations of BC or any of its Subsidiaries since January 1, 1995 which would be reasonably likely to have a material adverse effect on BC and its Subsidiaries taken as a whole. Except as set forth in Section 3.2(m) of the BC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of BC or any of its Subsidiaries.

      (n) Pooling of Interests. As of the date of this Agreement, BC has no reason (in respect of matters pertaining to BC existing as of the date hereof or expected to exist as of the Closing Date) to believe that BC will not qualify for pooling of interests treatment for accounting purposes under GAAP as presently in effect.

      (o) Vote Required. No vote of the holders of any securities of BC is required with respect to the adoption of this Agreement.

      (p) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee by BC in connection with any of the transactions contemplated by this Agreement.

      (q) Community Reinvestment Act Compliance. BW and FHB are in substantial compliance with the applicable provisions of the CRA and have received a CRA rating of "satisfactory" and "outstanding," respectively, from the FDIC in their most recent examinations, and BC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in BW or FHB failing to be in substantial compliance with such provisions or having their current ratings lowered.

      (r) Year 2000 Readiness. Each of FHB and BW has a plan and organization in place to minimize any material adverse effect caused by the failure of any system, equipment or product which is material to its respective operations or financial condition to be Year 2000 Ready (as defined in Section 3.1(z) hereto). Such plans address, at a minimum, the issues set forth in the statement of the FFIEC, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as well as any other statements of the FFIEC related to the Year 2000, as such issues might affect FHB and BW. FHB and BW have provided to SierraWest an accurate summary of such plans, which includes FHB's and BW's Year 2000 organizations and estimates of anticipated associated costs. Each of FHB and BW is using its best efforts to implement such plan, which includes seeking assurances from its vendors and suppliers that such vendors' and suppliers' products and services which are material to its operations are Year 2000 Ready, replacing any material products and services supplied by such vendors or suppliers which are not Year 2000 Ready with new products and services which are Year 2000 Ready, and/or working with such vendors and suppliers to achieve Year 2000 Readiness with respect to such material products and services. Such plan shall also establish procedures to evaluate, manage and mitigate Year 2000-related risks to FHB and BW posed by their respective material customers who may not themselves be Year

2000 Ready. None of FHB, BW or their Subsidiaries have received, or expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4, 1998).

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1 Covenants of SierraWest. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that BC shall otherwise consent in writing) SierraWest agrees that it will and will cause each of its Subsidiaries to carry on the business of SierraWest and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of SierraWest and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, SierraWest and each of its Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, SierraWest shall not, and shall not permit any of its Subsidiaries to, without the prior consent of BC in writing:

            (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly-owned Subsidiary of SierraWest to SierraWest, and (B) SierraWest may pay on March 31, 1999, a cash dividend in the amount of up to $0.26 per share on the SierraWest Common Stock and, if the Closing occurs after the record date set by BC's Board of Directors for the cash dividend payable by BC on its outstanding Common Stock in respect to the third fiscal quarter of 1999 a further cash dividend of up to $0.26 per share on the SierraWest Common Stock, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock except in the ordinary course of business consistent with past practice, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of SierraWest or any securities convertible into or exercisable for any shares of such capital stock;

            (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of SierraWest Common Stock pursuant to the exercise of SierraWest Options;

            (c) amend or propose to amend its Articles of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;

            (d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to SierraWest, except as required by law or by policies imposed by a Bank Regulator or the SBA, or
      (iii) except as set forth in Section 4.1(d) of the SierraWest Disclosure Schedule, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $50,000 as to any one such item or $200,000 as to all such items in the aggregate;

            (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice.

            (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of SierraWest), which are material, individually or in the aggregate, to SierraWest, other than in the ordinary course of business consistent with past practice;

            (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of SierraWest or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of SierraWest to SierraWest or to another Subsidiary of SierraWest, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;

            (h) intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Closing set forth in
      Article VI (including without limitation the conditions set forth in Sections 6.1(f) and 6.3(c)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of BC or SierraWest to obtain any of the Requisite Regulatory

      Approvals without imposition of a condition or restriction of the type referred to in Section 6.2 (f);

            (i) change the methods of accounting of SierraWest or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party's independent auditors;

            (j) (i) except for the retention bonus arrangements and the severance arrangements specified in Section 4.1(j) of the SierraWest Disclosure Schedule, and the termination of the SierraWest KSOP Plan described in Section 3.1(k)(vi) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any SierraWest Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between SierraWest or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of SierraWest or any of its Subsidiaries (except for general salary increases for non-officer employees and the scheduled annual merit increases to be effective as of March 1, 1999, as previously disclosed to BC, in respect to certain officers of SierraWest or its Subsidiaries, other than the chief executive officer and the chief financial officer of SierraWest, in each case, in the ordinary course of business consistent with established salary guidelines and policies as heretofore furnished to BC by SierraWest) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (ii) except for the retention bonus arrangements specified in Section 4.1(j) of the SierraWest Disclosure Schedule, enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of SierraWest or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) except as provided in Section 3.1(k)(vi) with respect to any SierraWest Benefit Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Plan, (B) a spin-off involving any such Plan, (C) a transfer of assets and/or liabilities from or to any such Plan, or (D) any similar transaction involving any such Plan;

            (k) enter into any contract that would be required to be disclosed on Section 3.1(j) of the SierraWest Disclosure Schedule or renew or terminate any contract listed in Section 3.1(j) of the SierraWest Disclosure Schedule, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

            (l) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

            (m) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

            (n) settle any claim, action or proceeding involving money damages involving a payment in excess of $50,000 as to any such matter, or settle any other matter not involving money damages which is material to SierraWest;

            (o) change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

            (p) except as set forth in Section 4.1(p) of the SierraWest Disclosure Schedule, make an application for the opening, relocation or closing of, or open, relocate or close any branch or loan production office;

            (q) except as provided in Section 3.1(x) hereof, modify, amend or waive any provision of, or terminate the SierraWest Rights Plan, or redeem any of the rights outstanding thereunder;

            (r) except as described in Section 4.1(r) of the SierraWest Disclosure Schedule, enter into any securitization or similar transactions with respect to any loans, leases or other assets of SierraWest or any of its Subsidiaries;

            (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

      4.2 Covenants of BC. During the period from the date of this Agreement and continuing until the Effective Time, BC agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that SierraWest shall otherwise consent in writing), BC will and will cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, BC shall not, and shall not permit any of its Subsidiaries to, without the prior consent of SierraWest in writing:

            (a) amend or propose to amend its Certificate of Incorporation or its By-laws in a manner that would materially and adversely affect its ability to perform its obligations under this Agreement or consummate the transactions contemplated hereunder, or otherwise materially and adversely affect the rights, powers and privileges of the shares of BC Common Stock to be issued in the Merger;

            (b) intentionally take or fail to take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BC following the Effective Time, or in any of the conditions to the Closing set forth in Article VI (including without limitation the conditions set forth in Sections 6.1(f) and 6.2(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of BC or SierraWest to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(f);

            (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

      5.1   Regulatory Matters.

      (a) SierraWest shall promptly prepare and file with the SEC a Proxy Statement and BC shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of BC and SierraWest shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and SierraWest shall thereafter promptly mail the Proxy Statement to its shareholders.

      (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transactions Agreements (including without limitation the Merger and the Bank Merger) and any branch consolidation, relocation or closure applications or notices with respect to the branches of SWB which BC shall request SWB to file and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. BC and SierraWest shall have the right to review in advance and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SierraWest or BC, as the case may be, and any of their respective Subsidiaries which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the SierraWest Merger) and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

      (c) BC and SierraWest shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BC, SierraWest or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

      (d) BC and SierraWest shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

      5.2   Access to Information.

      (a) Upon reasonable notice, SierraWest and BC shall (and shall cause each of their respective Subsidiaries to) afford to the other and their representatives and advisors access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of SierraWest (in the case of SierraWest) and of BC (in the case of BC) and, during such period, each of SierraWest and BC shall (and shall cause each of their respective Subsidiaries to) make available to the other and their representatives and advisors (a) a copy of each report, schedule, registration statement and other document filed or received by SierraWest or BC, as the case may be, during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product) and (b) all other information concerning the business, properties and personnel of SierraWest or of BC, as the case may be, as such other party may reasonably request. BC will hold any such information with respect to SierraWest and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 27, 1998, between SierraWest and BC (the "Confidentiality Agreement"). SierraWest will hold all such information with respect to BC and its Subsidiaries which is nonpublic in confidence and will otherwise deal with such information to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, deeming for purpose of this sentence, such information to be subject to the provision of the Confidentiality Agreement as if such provisions applied by their terms to such information of BC and its Subsidiaries, as well as to such information of SierraWest and its Subsidiaries. No investigation by either BC, on the one hand, or SierraWest, on the other hand, shall affect the representations and warranties of the other.

      5.3 SierraWest Shareholders' Meeting. SierraWest shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. SierraWest will, through its Board of Directors, recommend to its shareholders adoption of this Agreement unless the Board of Directors of SierraWest determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by SierraWest's Board of Directors under applicable law. In addition, nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit accurate disclosure by SierraWest of information that is required to be disclosed in the Proxy Statement or any other document required to be filed with the SEC (including without limitation a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of SierraWest may then be traded.

      5.4 No Solicitations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, SierraWest agrees that neither it, nor any of its Subsidiaries, Affiliates or agents shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its Subsidiaries, Affiliates or agents to, solicit, initiate or knowingly encourage the submission of, or enter into discussions or negotiations with or provide information to any person or group of persons (other than the respective parties to this Agreement) concerning, any Takeover Proposal (as defined below) or enter into any agreement with a third party relating to a Takeover Proposal or assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any proposal for the acquisition of a 15% or greater equity interest in, or a merger, consolidation, liquidation, dissolution or other disposition of 15% or more of the assets of, SierraWest or any Significant Subsidiary of SierraWest, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of SierraWest or any Significant Subsidiary of SierraWest (other than pursuant to the transactions contemplated by this Agreement and the Stock Option Agreement).

      5.5   Legal Conditions.

      (a) Each of SierraWest and BC shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of SierraWest and BC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

      (b) Each of SierraWest and BC agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinions referred to in Sections 6.2(d) and 6.3(c), and (iv) to obtain the letters of the independent accountants referred to in Section 6.1(f).

      5.6   Employee Benefit Plans.

      (a) For purposes of all employee benefit plans of BC or its Subsidiaries in which the employees of SierraWest who shall remain in the employment of BC or its Subsidiaries after the Closing Date shall participate from and after such date (including all policies and employee fringe benefit programs, including vacation policies), and under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to SierraWest Employees for vesting and eligibility purposes only for service previously credited with SierraWest or its Subsidiaries prior to the Effective Time to the extent that such crediting of service does not result in duplication of benefits, provided, however, that BC shall determine each employee's length of service in a manner consistent with the customary practice with respect to the employees of the BC Subsidiary by which they shall be employed. BC shall also cause each employee benefit plan in which SierraWest Employees participate from and after the Effective Time to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) any waiting period limitation which would otherwise be applicable to a SierraWest Employee on or after the Effective Time to the extent such SierraWest Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

      (b) Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, BC shall, and shall cause its Subsidiaries to, honor in accordance with their terms all Plans, each as amended to the date hereof and as otherwise amended prior to the Closing Date in accordance with the terms of paragraph (e) hereof, and other contracts, arrangements, commitments or understandings described in the SierraWest Disclosure Schedule; provided, however, that this paragraph (b) shall be subject to the provisions of paragraph
(d) hereof. BC and SierraWest hereby acknowledge that consummation of the Merger will constitute a "Change in Control" for purposes of all Plans, contracts, arrangements and commitments of SierraWest identified pursuant to Section 3.1(j) that contain change in control provisions.

      (c) Except as provided in Section 5.6(g), SierraWest and its Subsidiaries shall take all action necessary to ensure that no further mortgage loans will be made to employees and to amend any retiree medical plans so that no additional retirees shall become entitled to continuing medical insurance benefits thereunder.

      (d) Except as otherwise provided herein, nothing in this Section 5.6 shall be interpreted as preventing BC or its Subsidiaries after the Effective Time from amending, modifying or terminating any of the Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

      (e) Prior to the Closing Date, SierraWest and its Subsidiaries shall implement the modifications to its present incentive compensation and bonus plans which are described more fully in Section 5.6(e) of the SierraWest Disclosure Schedule which will provide for the settlement promptly after the Effective Time of the accrued entitlement of the participants in such plans as of such date. BC and BW shall cause such entitlements to be paid to the respective participants promptly after the Effective Time subject to required withholdings. For the period from the Closing Date to and including December 31, 1999, BC and BW shall either cause the existing incentive compensation and bonus plans of SierraWest and its Subsidiaries to be continued by the Surviving Corporation or shall make comparable plans available to the participants in such plans.

      (f) After the Closing Date, BC and BW shall cause the Surviving Corporation to honor the obligations of SierraWest under Section 2.6(b) of the Plan of Acquisition and Merger dated November 13, 1997, among SierraWest, SWB, California Community Bancshares and Continental Pacific Bank.

      (g) After the Closing Date, BC shall and BC and BW shall cause the Surviving Corporation to honor the arrangements regarding health and life insurance coverage, continuation of directors' fees and deferral of directors' fees for certain individuals which are described in Section 5.6(g) of the SierraWest Disclosure Schedule and SierraWest shall have performed all necessary actions so that the modification or termination of the various plans or arrangements which are described in Section 5.6(g) of the SierraWest Disclosure Schedule shall be effective at the Effective Time.

      5.7   Indemnification; Directors' and Officers' Insurance.

      (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of SierraWest or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of SierraWest or any Subsidiary of SierraWest, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent that SierraWest would have been permitted under applicable law and its Articles of Incorporation, and the Surviving Corporation is permitted under California law, to indemnify such person (and the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law with no bond or security to be required upon receipt of any undertaking required by
Section 317(f) of the California Corporations Code). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, required by Section 317(f) of the California Corporations Code. The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

      (b) For a period of four years after the Effective Time, BC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by SierraWest and its Subsidiaries (provided that BC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous in the aggregate) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that BC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid by SierraWest and SWB in respect of 1998 for such insurance, as previously disclosed to BC ("SierraWest's Current Premium"), and if such premiums for such insurance would at any time exceed 150% of SierraWest's Current Premium, then BC shall cause to be maintained policies of insurance which, in BC's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of SierraWest's Current Premium.

      (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      (d) BW acknowledges and agrees to honor the obligations contained in
Section 3.3(d) of the Plan of Acquisition and Merger dated as of November 13, 1997, among SierraWest, SWB, California Community Bancshares Corporation and Continental Pacific
Bank.

      5.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      5.9 Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

      5.10 Cooperation. During the period from the date of this Agreement to the Effective Time, each of SierraWest and BC shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on SierraWest or BC, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein and (ii) cause each Subsidiary of SierraWest and BC that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time.

      5.11 Affiliates. Each of BC and SierraWest shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, in the case of affiliates of SierraWest, and for purposes of qualifying the Merger for pooling of interests accounting treatment, in the case of affiliates of either BC or SierraWest) of such party to execute and deliver, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SierraWest Shareholders meeting, a written agreement, in substantially the form heretofore agreed to by the parties hereto.

      5.12 Stock Exchange Listing. BC shall use its commercially reasonable efforts to cause the shares of BC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      5.13 Advice of Changes. BC and SierraWest shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

      5.14 Subsequent Interim and Annual Financial Statements; Certain Reports. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after December 31, 1998 or the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act and SierraWest will furnish to BC copies of its management's monthly interim reports (which do not comply with the published rules and regulations of the SEC or GAAP) to SierraWest's Board of Directors within two days after such reports are so furnished to the Board. No later than March 31, 1999, SierraWest will cause there to be delivered to BC copies of the consolidated statements of financial condition of SierraWest and its Subsidiaries, as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended December 31, 1998, accompanied by the report of Deloitte & Touche LLP, independent auditors with respect to SierraWest.

      5.15 Dissenters' Rights. SierraWest shall include in the notice of the SierraWest Shareholders' Meeting the summary of certain provisions of the California Corporations Code as required by California Corporation's Code, ss. 1300(b)(1), so that the shares of SierraWest Common Stock shall not constitute "dissenting shares."


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

      6.1 Conditions to Each Party's Obligation. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) Shareholder Approval. The SierraWest Shareholder Approval shall have been obtained.

      (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary pursuant to the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated by this Agreement and the Agreement of Merger or on either BC or the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

      (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

      (d) NYSE Listing. The shares of BC Common Stock which shall be issued to the shareholders of SierraWest upon consummation of the Merger shall have been approved for listing upon official notice of issuance on the NYSE.

      (e) S-4. The S-4 shall become effective under the Securities Act, no stop orders suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      (f) Pooling. Each of BC and SierraWest shall have received a letter from its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to BC and SierraWest, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, provided that if either party shall have knowingly taken or omitted to take any action which shall have prevented such party's independent public accountants from rendering such letter, then this condition shall not be applicable to such party.

      6.2 Conditions to Obligations of BC. The obligation of BC to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by BC:

      (a) Representations and Warranties. The representations and warranties of SierraWest set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and BC shall have received a certificate signed on behalf of SierraWest by its President and Chief Executive Officer and its Chief Financial Officer to such effect.

      (b) Performance of Obligations. SierraWest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, and BC shall have received a certificate signed on behalf of SierraWest by its President and Chief Executive Officer and its Chief Financial Officer to such effect.

      (c) Corporate Action. BC shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of SierraWest and of the holders of the SierraWest Common Stock authorizing the execution, delivery and performance by SierraWest of this Agreement, certified by the Secretary or an Assistant Secretary of SierraWest.

      (d) Tax Opinion. BC shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to BC, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) BC and SierraWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of BC, SierraWest and others.

      (e) SierraWest Rights Agreement. The rights issued pursuant to the SierraWest Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

      (f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the other Transaction Agreements by any Federal, state or foreign Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction (a "Burdensome Condition") upon BC or its Subsidiaries or any Affiliate hereof which would reasonably be expected to (i) have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business, operating results or prospects of BC or the Surviving Corporation (including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities), (ii) prevent BC or its Subsidiaries from realizing all or a substantial portion of the economic benefits of the transactions contemplated by this Agreement, or (iii) materially impair BC's ability to exercise and enforce its rights under the Transaction Agreements.

      (g) SAS 71 Review Letters. SierraWest shall have provided to BC a review report prepared in accordance with the provisions of Statement of Accounting Standards No. 71 ("SAS 71"), Interim Financial Information, by SierraWest's independent accountants covering SierraWest's quarterly financial report for the most recent quarter ending at least 45 days prior to the Closing Date.

      (h) Bank Merger. All conditions precedent (including required regulatory approvals) to the consummation of the Bank Merger shall have been satisfied and the Bank Merger shall be able to be consummated immediately following the Effective Time of the Merger.

      (i) No Dissenters' Rights. BC shall have determined to its satisfaction that no holders of SierraWest Common Stock are entitled to have their shares treated as "dissenting shares" under Section 1300 of the California Corporations Code by reason of the Merger because such shares are listed on the list of OTC margin stocks maintained by the Federal Reserve and demands for payment shall not have been filed with respect to 5% or more of the shares of the SierraWest Common Stock then outstanding.

      6.3 Conditions to Obligations of SierraWest. The obligation of SierraWest to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by SierraWest:

      (a) Representations and Warranties. The representations and warranties of BC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SierraWest shall have received a certificate signed on behalf of BC by its Chairman and Chief Executive Officer or its President or Chief Financial Officer to such effect.

      (b) Performance of Obligations. BC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SierraWest shall have received a certificate signed on behalf of BC by its President or its Chief Financial Officer to such effect.

      (c) Tax Opinion. SierraWest shall have received the opinion of McCutchen, Doyle, Brown & Enersen LLP, counsel to SierraWest, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) BC and SierraWest will each be a party to that reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of BC, SierraWest and others.

      (d) Corporate Action. SierraWest shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors of BC authorizing the execution, delivery or performance by BC of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of BC.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the shareholders of SierraWest:

            (a) by mutual consent of BC and SierraWest in a written instrument;

            (b) by (i) either BC or SierraWest upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) by BC, if any Governmental Entity of competent jurisdiction shall have issued an order in connection with the transactions contemplated hereby imposing a Burdensome Condition on BC or the Surviving Corporation, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses (i) or (ii) shall have expired without such appeal or petition being granted;

            (c) by either BC or SierraWest if the Merger shall not have been consummated on or before September 30, 1999; provided that if the Merger shall not been consummated on or before such date due to the act or omission of BC or SierraWest, then that party may not terminate this Agreement pursuant to this paragraph (c);

            (d) by BC in the event of a breach by SierraWest of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to SierraWest, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Article VI; provided, however, that BC may immediately terminate this agreement upon notice to SierraWest in the event that SierraWest shall breach the covenant provided for in Section 5.4 hereof;

            (e) by SierraWest in the event of a breach by BC of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to BC or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

            (f) by BC if, in accordance with Section 5.3, the Board of Directors of SierraWest fails to recommend adoption of this Agreement by the shareholders of SierraWest, or amends or modifies such recommendation in a manner materially adverse to BC or withdraws such recommendation to the shareholders of SierraWest;

            (g) by BC or SierraWest, if the SierraWest Shareholder Approval shall not have been obtained at a duly held meeting of shareholders of SierraWest held for such purpose or at any adjournment, postponement or continuation thereof; or

            (h) by the Board of Directors of SierraWest, if the Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-Business Day period commencing on the first Business Day after the Determination Date (as defined herein), if (i) the Average BC Closing Price shall be less than the product of 0.85 and the Average BC Starting Price, and (ii) the number obtained by dividing the Average BC Closing Price by the Average BC Starting Price (the "BC Ratio") shall be less than the number obtained by dividing the Final Index Price by the Initial Index Price and by multiplying such quotient by 0.85 (the "Index Ratio"); subject, however, to the following provisions of this paragraph (h). If SierraWest elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to BC during such two-Business Day period by means of facsimile transmission (as provided in Section 8.2 hereof); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period. During the five Business-Day period commencing on the day after receipt of such notice of election to terminate, BC shall have the option of adjusting the Exchange Ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of 0.85, the Average BC Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average BC Closing Price and
      (B) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the BC Ratio. If BC makes the election contemplated by the preceding sentence, within such five Business-Day period, it shall give prompt written notice to SierraWest of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this paragraph (h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this paragraph (h).

            For purposes hereof, the following terms have the following meanings:

                  (i) "Average BC Closing Price" shall have the meaning ascribed thereto in Section 2.3 hereof.

                  (ii) "Average BC Starting Price" shall mean the average of the closing prices of BC Common Stock on the NYSE for the five consecutive trading days immediately preceding the day on which a press release regarding this Agreement shall be issued.

                  (iii) "Determination Date" shall mean the date on which
            approval of the FDIC required for consummation of the Merger shall be received.

                  (iv) "Index" shall mean the Standard & Poor's Mid-Cap Regional
            Bank Index (MBKRG) as published by Bloomberg Financial Markets.

                  (v) "Initial Index Price" shall mean the average of the Index on the five consecutive trading days immediately preceding the public announcement of this Agreement.

                  (vi) "Final Index Price" shall mean the average of the Index for the 20 trading day period referred to in the definition of Average BC Closing Price.

                  (vii) "Trading day" shall have the meaning ascribed thereto in
            Section 2.3 hereof.

            (i) by BC if SierraWest shall have failed to deliver the financial statements and report of Deloitte & Touche LLP accompanying such financial statements pursuant to the last sentence of Section 5.14 hereto or if the financial statements so delivered shall reflect any material adverse change in the consolidated financial condition, income, shareholders' equity or cash flows of SierraWest and its Subsidiaries compared to the financial condition, income, shareholders' equity or cash flows reflected in the unaudited consolidated financial statements of SierraWest and its Subsidiaries, or if the report of Deloitte & Touche LLP accompanying such financial statements contains any qualifications which are not satisfactory to BC.

      7.2 Effect of Termination. In the event of termination of this Agreement by either SierraWest or BC as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BC or SierraWest or their respective officers or directors except (i) with respect to Sections 3.1(t) and the penultimate sentence of Section 5.2, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party or parties of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the shareholders of SierraWest, but after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

      8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement shall survive the Effective Time.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

      (a)   if to SierraWest, to

            SierraWest Bancorp
            10181 Truckee-Tahoe Airport Road
            P.O. Box 61000
            Truckee, CA  96160-9010
            Fax:  (530) 582-2953
            Attention:        Mr. William T. Fike, President and
                              Chief Executive Officer

            with a copy to

            James M. Rockett, Esq.
            McCutchen, Doyle, Brown & Enersen, LLP
            Three Embarcadero Center, Suite 2700
            San Francisco, CA 94111-4067
            Fax:  (415) 393-2286

            and

      (b)   if to BC and BW, to

            BancWest Corporation
            999 Bishop Street, 29th Floor
            Honolulu, HI  96813
            Fax:  (808) 533-7844
            Attention:        Mr. Walter A. Dods, Jr., Chairman and
                              Chief Executive Officer
            with a copy to

            Pillsbury Madison & Sutro LLP
            235 Montgomery Street
            San Francisco, California 94104
            Attention:  Rodney R. Peck, Esq.
            Fax:  (415) 983-1200

            and

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017
            Attention:  Lee Meyerson, Esq.
            Fax:  (212) 455-2502

      8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 25, 1999.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      8.5 Entire Agreement No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as otherwise expressly provided in Section 5.7. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. No current or former employee of SierraWest, BC, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, SierraWest or BC (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan maintained by the Surviving Corporation, SierraWest or BC (or any of their respective Affiliates).

      8.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the City and County of San Francisco, for any Litigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 8.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

      8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.9 Publicity. BC and SierraWest shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of BC) or the National Association of Securities Dealers (in the case of SierraWest). Without limiting the reach of the preceding sentence, BC and SierraWest shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SierraWest and its Subsidiaries shall (a) consult with BC regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide BC with shareholders lists of SierraWest and (c) allow and facilitate BC contact with shareholders of SierraWest and other prospective investors.

      IN WITNESS WHEREOF, BC, BW and SierraWest have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.


                                  BANCWEST CORPORATION



                                  By:         /s/ Walter A. Dods, Jr.
                                              ----------------------------------
                                  Name:       Walter A. Dods, Jr.
                                  Title:      Chairman and Chief Executive
                                              Officer


                                  BANK OF THE WEST



                                  By:         /s/ Don J. McGrath
                                              ----------------------------------
                                  Name:       Don J. McGrath
                                  Title:      President and Chief Executive
                                  Officer


                                  SIERRAWEST BANCORP



                                  By:         /s/ William T. Fike
                                              ----------------------------------
                                  Name:       William T. Fike
                                  Title:      President and Chief Executive
                                  Officer

                                                                       EXHIBIT A


                             STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of February 25, 1999 (the "Agreement"), by and between SIERRAWEST BANCORP, a California corporation ("Issuer"), and BANCWEST CORPORATION, a Delaware corporation ("Grantee").

                                   RECITALS

      A. The Plan. Grantee, Issuer and Issuer's wholly-owned subsidiary, Bank of the West, a California state-chartered bank ("BW"), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), providing for, among other things, the merger of Issuer with and into BW with BW being the surviving corporation.

      B. Condition to Plan. As a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as hereinafter defined).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

      1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

      2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,059,490 shares of common stock, no par value ("Issuer Common Stock"), of Issuer (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $28.875. Each Option Share issued upon exercise of the Option shall be accompanied by Rights (the "SierraWest Rights") as provided in the SierraWest Rights Agreement.

      3.    Exercise of Option.

            (a) The Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); provided that the option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) or (C) 12 months after termination of the Plan following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. Notwithstanding the termination of the Option, Grantee or Holder as the case may be, shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

            (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) Without Grantee's prior written consent, Issuer or any of its Significant Subsidiaries shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its Significant Subsidiaries (other than transactions solely between Issuer's subsidiaries that are not violative of the Plan), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its Significant Subsidiaries representing in either case 15% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition by Issuer (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 15% or more of the voting power of Issuer or any of its Significant Subsidiaries, other than, in each case of
            (A), (B), or (C), any merger, consolidation, share exchange or similar transaction involving Issuer or any of its Significant Subsidiaries in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 80% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the completion of such merger, consolidation, or similar transaction (provided any such transaction is not violative of the Plan) (each of (A), (B), or
            (C), an "Acquisition Transaction"); or

                  (ii) any person (other than Grantee or any Subsidiary of
            Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the voting power of Issuer or any of its Significant Subsidiaries; or

                  (iii) any person (other than Grantee or any Subsidiary of
            Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                  (iv) the shareholders shall not have approved the Plan by the requisite vote at the SierraWest Shareholders Meeting, the SierraWest Shareholders Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have failed to make, withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced or disclosed that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, as amended (the "BMA") or the Change in Bank Control Act of 1978, as amended (the "CBCA"), for approval to engage in an Acquisition Transaction.

            (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                  (i) any person (other than Grantee or any Subsidiary of
            Grantee) shall have made a bona fide proposal to Issuer or its shareholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

                  (ii) after a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Plan terminates, Issuer shall have breached any representation, warranty, covenant or agreement contained in the Plan, which breach would entitle Issuer to terminate the Plan pursuant to Section 7.1(d) thereof; or

                  (iii) any person (other than Grantee or any Subsidiary of
            Grantee) other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any Governmental Entity for approval to engage in an Acquisition Transaction; or

                  (iv) any event entitling Grantee to terminate the Plan
            pursuant to Section 7.1(f) of the Plan.

      As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

            (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

            (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided that if the Closing cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

            (f) Notwithstanding Section 3(e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Holder receives official notice that an approval of any other Governmental Entity required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise its right as set forth in Section 8 to exercise the option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this
      Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

      4. Payment and Delivery of Certificates.

            (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f).

            (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of any liens, claims or encumbrances and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

            (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

            THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

            It is understood and agreed that (i) the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificates without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

            (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Holder or its assignee, transferee, or designee.

            (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised (the "Governmental Approvals"), cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

      5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

            (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary Governmental Approvals, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.

            (b) Beneficial Ownership. To the best knowledge of Issuer, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

            (c) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of any liens, claims or encumbrances (other than those created by this Agreement), and not subject to any preemptive rights.

            (d) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

            (e) SierraWest Rights Agreement Amendment. The SierraWest Rights Agreement has been amended to provide that Grantee will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the SierraWest Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Plan or the consummation of the transactions contemplated hereby and thereby, including the acquisition of shares of Issuer Common Stock by Grantee or Holder pursuant to this Agreement.

      6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

            (a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

            (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee or Holder upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

      7. Adjustment upon Changes in Issuer Capitalization, Etc.

            (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the SierraWest Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

            (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

            (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

            (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

            (e) The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

                  (ii) "Substitute Common Stock" shall mean the shares of
            capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

                  (iii) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (I) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder divided by
            (II) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

                  (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

            (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this
      Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

            (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

      8. Repurchase at the Option of Holder.

            (a) At the request of Holder at any time (i) commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 18 months immediately thereafter and (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of Section 3(f) (but solely as to the shares of Issuer Common Stock with respect to which the required approval was not received, Issuer (or any successor) shall repurchase from Holder (x) the Option and (y) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as
            defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the
            Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

            (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
      Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to

      Holder. If any Governmental Entity prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

            (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market System during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

            (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common stock, or (ii) Issuer has entered into an agreement pursuant to which any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) could or will be consummated.

      9.    Registration Rights.

            (a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

            (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; provided, further, however, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

            (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in
      Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to
      Section 9(a) above:

                  (i) prior to the earliest of (a) termination of the Plan
            pursuant to Article VII thereof, (b) failure to obtain the requisite shareholder approval pursuant to Section 6.1(a) of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;

                  (ii) on more than one occasion during any calendar year;

                  (iii) within 90 days after the effective date of a
            registration referred to in Section 9(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

                  (iv) unless a request therefor is made to Issuer by Selling
            Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

      In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

            (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 9(a) or 9(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or 9(b) above.

            (e) Indemnification. In connection with any registration under
      Section 9(a) or 9(b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

      Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

      If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling

Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

      In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

            (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

      10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE, the Nasdaq National Market System or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

      11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      12.   Miscellaneous.

            (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel; provided, however, that Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes..

            (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

            (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

            (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

            (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

            (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

      IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                              SIERRAWEST BANCORP



                              By  ____________________________________
                              Name:   William T. Fike
                              Title:  President and Chief Executive
                                      Officer


                              BANCWEST CORPORATION



                              By  ____________________________________
                              Name:   Walter A. Dods, Jr.
                              Title:  Chairman and Chief Executive
                                      Officer

                                                                    EXHIBIT B
                             AGREEMENT OF MERGER
                                     OF
              SIERRAWEST BANCORP WITH AND INTO BANK OF THE WEST


      THIS AGREEMENT OF MERGER, dated as of __________, 1999 (this "Merger Agreement"), is made and entered into by and between BANCWEST CORPORATION, a Delaware corporation ("BC"), BANK OF THE WEST, a California state-chartered banking corporation ("Surviving Corporation"), and SIERRAWEST BANCORP, a California corporation ("Disappearing Corporation").

                            W I T N E S S E T H:

      WHEREAS, BancWest Corporation, the Surviving Corporation and the Disappearing Corporation have entered into an Agreement and Plan of Merger dated as of February 25, 1999 (the "Agreement and Plan of Merger") which provides for, among other things, the merger (the "Merger") of the Disappearing Corporation with and into the Surviving Corporation, which is a wholly-owned subsidiary of BC; and

      WHEREAS, BancWest Corporation, the Surviving Corporation and the Disappearing Corporation have further agreed pursuant to the Agreement and Plan of Merger that immediately after the Merger, SierraWest Bank, a wholly-owned subsidiary of the Disappearing Corporation will be merged with and into the Surviving Corporation (the "Bank Merger"); and

      WHEREAS, the Boards of Directors of Surviving Corporation and Disappearing Corporation have approved, and deem it advisable and in the best interests of Surviving Corporation, Disappearing Corporation and their respective shareholders that Surviving Corporation and Disappearing Corporation consummate the Merger.

      NOW, THEREFORE, in consideration of the mutual agreements contained in this Merger Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Merger Agreement hereby agree that Disappearing Corporation shall be merged with and into Surviving Corporation in accordance with the provisions of the Federal Deposit Insurance Act and the California Financial Code upon the terms and subject to the conditions set forth as follows:

      1. The Merger. On the Effective Date (as hereinafter defined), Disappearing Corporation shall be merged with and into Surviving Corporation. The Merger shall become effective on _________, 1999 (the "Effective Date"), on which date a copy of this Merger Agreement will be filed with the Secretary of State of the State of California. The Merger shall become effective at 5:00 p.m., California time, on the Effective Date (the "Effective Time").

      2. Articles of Incorporation and By-laws. The Articles of Incorporation and Bylaws, respectively, of Surviving Corporation in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-laws, respectively, of the Surviving Corporation until amended as provided by law.

      3. Officers and Directors. From and after the Effective Time and until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected or appointed and qualified, the directors and officers of Surviving Corporation shall be those persons who are the directors and officers of Surviving Corporation immediately prior to the Effective Time.

      4. Effect of the Merger.

      4.1 All assets, rights, privileges, immunities, powers, franchises and interests of Disappearing Corporation and Surviving Corporation in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Time, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer. The corporate existence of Surviving Corporation as a state-chartered banking corporation shall continue unaffected and unimpaired upon consummation of the Merger and the separate corporate existence of Disappearing Corporation shall cease at and as of the Effective Time. From and after the Effective Time, Surviving Corporation shall be deemed to be the same entity as each of Disappearing Corporation and Surviving Corporation and shall be subject to all of their duties and liabilities of every kind and description.

      4.2 From and after the Effective Time, Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Surviving Corporation and Disappearing Corporation. Any claim existing or action or proceeding pending by or against Surviving Corporation or Disappearing Corporation at the Effective time thereafter may be prosecuted as if the Merger had not taken place or, in connection with any such action or proceeding to which Disappearing Corporation is a party, Surviving Corporation may be substituted in place of Disappearing Corporation. Neither the rights of creditors nor any liens upon the property of either Surviving Corporation or Disappearing Corporation shall be impaired by reason of the Merger.

      5. Effect of Merger on Outstanding Shares.

      5.1 Surviving Corporation. Each share of the common stock of Surviving Corporation issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding from and after the Effective Time.

      5.2 Disappearing Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the

Disappearing Corporation (the "SierraWest Common Stock"), (i) all shares of SierraWest Common Stock that are owned directly or indirectly by the Surviving Corporation, the Disappearing Corporation or any of their respective Subsidiaries (other than shares of SierraWest Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties and other than any shares of SierraWest Common Stock held by the Surviving Corporation or the Disappearing Corporation or any of their respective Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor, and (ii) each of the shares of SierraWest Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with subparagraph (i) above) shall be converted into the right to receive 0.82 shares of fully paid and nonassessable shares of Common Stock, $1.00 par value per share, of BC (the "BC Common Stock"). All such shares of SierraWest Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of BC Common Stock into which such SierraWest Common Stock has been converted and, if applicable, the right to receive cash in lieu of fractional shares. Certificates previously representing shares of SierraWest Common Stock shall be exchanged for certificates representing whole shares of BC Common Stock issued in consideration therefor (and, if applicable, cash in lieu of fractional shares) upon the surrender of such certificates.

      6. Further Assurances. From time to time as and when requested by Surviving Corporation and to the extent permitted by law, the officers and directors of Disappearing Corporation and Surviving Corporation last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Surviving Corporation title to, and possession of, all of the assets, rights, franchises and interests of Disappearing Corporation and Surviving Corporation in and to every type of property (real, personal and mixed) and choses in action, and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of Surviving Corporation are fully authorized to take any and all such action in the name of Disappearing Corporation or Surviving Corporation or otherwise.

      7. Conditions to the Obligations of Surviving Corporation. The obligations of Surviving Corporation under this Agreement are subject to fulfillment at or prior to the Effective Time of each of the following conditions:

      7.1 Shareholder Approval. The approval by BancWest Corporation, as the sole common shareholder of Surviving Corporation, and by the holders of a majority of the outstanding shares of the Common Stock of Disappearing Corporation of this Agreement and the Merger shall have been obtained.

      7.2 Government Approvals. All consents and approvals of any state or federal governmental authority, including, without limitation, the Federal Deposit Insurance

Corporation and the Commissioner of Financial Institutions of the State of California that are required by law or otherwise in connection with the Merger (collectively, "Governmental Approvals") shall have been obtained and shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied.

      8. Conditions to the Obligations of Disappearing Corporation. The obligations of Disappearing Corporation under this Agreement are subject to fulfillment at or prior to the Effective Time of each of the following conditions:

      8.1 Shareholder Approval. The approval by the holders of a majority of the outstanding shares of the Common Stock of Disappearing Corporation, and by BancWest Corporation, as the sole common shareholder of Surviving Corporation, of this Agreement and the Merger, shall have been obtained.

      8.2 Government Approvals. All Governmental Approvals shall have been obtained and shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied.

      9. Termination. This Merger Agreement may be terminated by the mutual consent of the Boards of Directors of Disappearing Corporation and Surviving Corporation, and may be amended with respect to its principal terms by the mutual consent of the Boards of Directors of Disappearing Corporation and Surviving Corporation and the approval of the shareholders of Disappearing Corporation and Surviving Corporation. This Merger Agreement shall terminate automatically upon the termination of the Agreement and Plan of Merger prior to the consummation of the merger therein provided for.

      10. Counterparts. This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

      IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


                              BANCWEST CORPORATION


                              By___________________________________
                              Name:
                              Title:


                              By___________________________________
                              Name:
                              Title:



                              BANK OF THE WEST


                              By___________________________________
                              Name:
                              Title:


                              By___________________________________
                              Name:
                              Title:



                              SIERRAWEST BANCORP


                              By___________________________________
                              Name:
                              Title:


                              By___________________________________
                              Name:
                              Title:

                              OFFICERS' CERTIFICATE


      ________________ and _______________ hereby certify that:

      1. They are the Chief Executive Officer and Secretary, respectively, of BANK OF THE WEST, a banking corporation organized under the laws of the State of California.

      2. The Merger Agreement in the form attached was duly approved by the Board of Directors and sole shareholder of the corporation.

      3. The shareholder approval was by the holder of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

      4. There is only one class of shares entitled to vote on the Merger and the number of shares outstanding is _______________.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  ___________________


                                    _____________________________________
                                    Name:
                                    Title:




                                    _____________________________________
                                    Name:
                                    Title:

                              OFFICERS' CERTIFICATE


      _________________ and ________________ hereby certify that:

      1. They are the Chief Executive Officer and Secretary, respectively, SIERRAWEST BANCORP, a California corporation.

      1. The Merger Agreement in the form attached was duly approved by the Board of Directors and the shareholders of the corporation.

      2. The shareholder approval was by the holders of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

      4. There is only one class of shares entitled to vote on the Merger and the number of shares outstanding is _______________.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  ____________________




                                    _____________________________________
                                    Name:
                                    Title:




                                    _____________________________________
                                    Name:
                                    Title: